Exhibit 5


                                             September 20, 1999


New England Business Service, Inc.
500 Main Street
Groton, MA 01471

Ladies and Gentlemen:

     This opinion is being furnished in connection with a registration statement on Form S-3 and all exhibits thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of 20,000 shares of Common Stock, par value $1.00 per share (the "Shares"), of New England Business Service, Inc., a Delaware corporation (the "Company"). The Shares were issued upon the exercise of a stock option grant to Richard H. Rhoads that was approved by the Board of Directors of the Company on July 28, 1989 (the "Option Grant"), and the exercise was in accordance with the terms and conditions set forth in the Stock Option Agreement dated as of July 28, 1989 (the "Stock Option Agreement") between the Company and Mr. Rhoads.

     I am General Counsel of the Company and am familiar with the action taken by the Company in connection with the Option Grant and the Stock Option Agreement. For purposes of this opinion, I have examined the Registration Statement, the Stock Option Agreement and such other documents, records, certificates and other instruments as I have deemed necessary.

     I express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

     Based on the foregoing, I am of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                              Very truly yours,



                              CRAIG BARROWS
                              General Counsel
                              New England Business Service, Inc.